Exhibit 10.1

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

July 21, 2016

Steven C. Gilman, Ph.D.

Dear Dr. Gilman:

This letter sets forth the mutual agreement between you and ContraFect Corporation (the “Company”) regarding your service as the President and Chief Executive Officer (“CEO”) of the Company.

1. Employment. You will serve as President and CEO of the Company pursuant to the terms of the letter agreement dated March 21, 2016 between you and the Company (the “March 21 Agreement”) until the March 21 Agreement expires on September 21, 2016 (the “Effective Date”). As of the Effective Date, and provided you continue providing services under the March 21 Agreement until the Effective Date, you will continue serving as the President and CEO of the Company pursuant to the terms of this letter agreement during the period commencing on the Effective Date and ending on July 1, 2018, unless earlier terminated as provided below (the “Term”). During the Term, you will have such customary responsibilities, duties and authority as are normally associated with the positions of President and CEO or as are assigned to you by the Board and will serve as Chairman of the Board, without additional compensation for such service, during any period you have been elected to serve as a Board member by the Company’s stockholders, except as otherwise provided below. Upon any expiration of the term of your service as a member of the Board that occurs during the Term, the Company will nominate you for reelection to the Board by the Company’s stockholders. During the Term, you will be expected to devote substantially all of your working time and efforts to the business and affairs of the Company, provided that you will be permitted to engage in outside business activities (including serving on outside boards or committees) to the extent such activities do not materially interfere with the performance of your duties and responsibilities under this Agreement or violate the terms of Section 5 hereof.

2. Compensation and Benefits.

(a) Base Salary; Work Location. During the Term, you will receive a base salary at the rate of $525,000 per annum (“Base Salary”), paid in accordance with Company’s ordinary payroll practices. Your normal place of work will be in the Company’s Cambridge, Massachusetts office.

(b) Annual Bonus. You will be eligible during the Term to receive an annual bonus based upon performance relative to performance objectives established by the Board. The target amount of your annual bonus will be 75% of your Base Salary, and you will have the opportunity to earn an annual bonus of up to 125% of your Base Salary for exceeding targeted performance. The actual amount of any annual bonus paid will be determined by the Board in its discretion. No annual bonus will be payable unless you are an employee of the Company on the date that the bonus is paid.

(c) Benefits. As a Company employee, you will also be eligible to participate in all of the employee benefit plans and programs that the Company generally makes available to its regular full-time employees, including equity incentive, paid time off, vacation and/or paid sick leave programs, in accordance with the terms of such benefit plans and programs and applicable law. In addition, for the period beginning on the Effective Date and ending on December 31, 2018, you, your spouse and dependents (each as defined under the applicable program) will be offered medical, dental and vision insurance coverage at substantially the same benefit levels as provided from time to time to active executive officers of the Company, and the Company will pay on your behalf the full premiums for such coverage you elect to receive. To the extent the Company determines is reasonably necessary to satisfy Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or avoid the imposition of an excise tax on the Company, the Company will be permitted to alter the manner in which such medical and dental benefits are provided in any manner that does not increase the after-tax cost to you of such benefits.

(d) Vacation. During the Term, you will be entitled to receive not less than eight (8) weeks of paid personal leave per year (prorated for any partial year of service), which shall be accrued and taken in accordance with the Company’s vacation policy. You acknowledge and agree that, to the maximum extent permitted by applicable law, any such paid personal leave that is accrued and unused as of your termination of employment shall be forfeited and shall not be paid to you.

(e) Travel; Business Expenses. It is understood that your duties as President and CEO may from time to time require normal business travel; however, the Company will not require you to travel to the Company’s facilities in Yonkers, New York more than twice per calendar month (or portion thereof) during the Term. During the Term, the Company shall reimburse you for all reasonable travel and other business expenses (including, without limitation, the cost of business class or first class airfare) incurred by you in the performance of your duties to the Company in accordance with the Company’s expense reimbursement policies.

(f) Retention Award. For the avoidance of doubt, nothing in this letter agreement shall affect your right to receive the retention award of $131,250 described in the March 21 Agreement, subject to and in accordance with the terms of that agreement.

3. Termination of Employment. If your employment is terminated during the Term by the Company without Cause (as defined below) or due to your resignation for Good Reason (as defined below), in either case subject to your executing and delivering to the Company within 21 days following your termination of employment a general release of claims in a customary form reasonably acceptable to the Company (the “Release”) and the Release becoming effective and irrevocable, you shall be entitled to the following payments and benefits:

(a) An amount in cash equal to $300,000 (the “Cash Payment”), payable in a lump sum on the Company’s first ordinary payroll payday that occurs at least 30 days after the effective date of your employment termination, provided that if your employment termination occurs on or within 12 months following the occurrence of a Change in Control (as defined below), the Cash Payment will be equal to 150% of the Base Salary (determined before any reduction that would provide a basis for your termination for Good Reason); and

(b) all unvested Company stock options held by you as of your employment termination date that vest based solely on your continued employment or service to the Company will immediately become vested as of your employment termination date (with any such stock options that vest based upon the attainment of performance goals or conditions being governed by the terms of the applicable awards).

In addition, upon termination of your employment for any reason, you (or your estate in the event of a termination due to your death) will be entitled to receive the sum of: (i) the portion of your Base Salary earned through the date of your employment termination but not yet paid, (ii) any expenses owed to you under the Company’s policies, (iii) any vested benefits accrued under any employee benefit plans, programs or arrangements of the Company, which shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and (iv) any vested Company stock options held by you as of your employment termination date (for the avoidance of doubt, determined after giving effect to any vesting that occurs in connection with your employment termination) will, notwithstanding any contrary terms thereof, remain exercisable until the earlier of (a) the final expiration date of the option and (b) the date that is two years after the date of your employment termination date (subject to earlier termination in connection with a corporate transaction or event as provided in the applicable awards). Except as otherwise expressly required by law or as specifically provided in this letter agreement, all of your rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of your employment.

Upon termination of your employment for any reason, unless otherwise specified in a written agreement between you and the Company, you will be deemed to have resigned from all offices, directorships and other positions then held with the Company or its affiliates, if any, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

4. Definitions. For purposes of this letter agreement, the following capitalized terms shall have the following meanings:

(a) “Cause” means (i) your conviction of, or plea of no contest to, any felony or a crime involving moral turpitude; (ii) your repeated failure or refusal to follow, in any material respect, the instructions of the Board or the bylaws, policies, standards or regulations of or applicable to the Company that have been provided to you in writing, which from time to time may be established or changed; (iii) your continued failure or refusal to faithfully and diligently perform, in any material respect, the usual and customary duties of your employment hereunder; or (iv) your fraudulent conduct or your willful disregard of the lawful instructions of the Board, which in the case of your willful disregard is not cured within 30 days after being given written notice of the facts. No termination for Cause may occur unless the Company delivers a written notice to you setting forth the conduct allegedly constituting Cause within 30 days of the Company’s knowledge of the initial existence of the condition of the event(s) or circumstance(s) constituting Cause and specifying the particulars thereof in reasonable detail, and you have been provided an opportunity to be heard in person by the Board.

(b) “Change in Control” has the meaning given to such term in the Plan, as in effect on the date hereof.

(c) “Good Reason” means (i) a diminution in your title as President and CEO or requiring you to perform on a regular basis duties materially inconsistent with your position as President and CEO; (ii) a reduction in your Base Salary; (iii) any material breach by the Company or any of its successors and assigns of this letter agreement that is not cured within 30 days after you provide the Company with written notice of the facts comprising the alleged material breach; (iv) the failure of the Company’s successors and/or assigns to assume the obligations of the Company under this letter agreement, either by written agreement or by operation of law; or (v) the relocation of your principal place of employment to a location that is more than 50 miles from your place of employment as of the Effective Date. You must provide written notice (“Notice of Good Reason”) to the Company of the existence of a condition described in subsections (i) through (v) above within 30 days of your knowledge of the initial existence of the condition or such right is waived. The Notice of Good Reason must fully set forth the facts comprising the event(s) or circumstance(s) giving rise to Good Reason. The Company will have a period of 30 days during which it may remedy the condition so that it shall not constitute Good Reason or inform you that is does not believe Good Reason exists. If you believe that the condition has not been cured, or that Good Reason exists notwithstanding the Company’s belief that it does not, then you shall either abandon the contention that Good Reason exists or terminate employment within 30 days. If you continue to work beyond the 30th day without resigning, you shall be deemed to have waived Good Reason for the event(s) or circumstance(s) set forth in the Notice of Good Reason.

(d) “Plan” means the Company’s 2014 Omnibus Incentive Plan.

5. Restrictive Covenants. As a condition to the effectiveness of this Agreement, you will be required to sign and comply with the Company’s standard agreement governing the unauthorized use or disclosure of Company proprietary information, a copy of which is enclosed, unless you previously executed such agreement in connection with your service under the May 21 Agreement (in which case you hereby affirm your obligations thereunder). During the period of your employment with the Company and thereafter through December 31, 2018 (the “Restricted Period”), you agree not to, without the Company’s prior written consent, on your own behalf, or as an owner, manager, equity holder, consultant, director, officer, employee or other service provider of any business or entity (except as a passive holder of not more than three (3%) percent of the stock of a publicly held company) participate in any capacity in any business activity that is in competition with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company or its subsidiaries during the term of your employment with the Company. In addition, during the Restricted Period, you agree not to solicit, induce or encourage any employee of the Company to terminate his or her employment with the Company. You acknowledge and agree that your violation of the provisions of this Section 5 would cause irreparable harm to the Company not adequately compensable by money damages alone and agree that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company will be entitled to injunctive relief to prevent an actual or threatened breach hereof, without showing or proving any actual damage to the Company or posting any bond in connection therewith. If any provision of this Section 5 is determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it will be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforced.

6. Section 409A.

(a) The intent of the parties to this letter agreement is that the payments and benefits under this letter agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, to the maximum extent permitted, this letter agreement shall be interpreted accordingly.

(b) Notwithstanding anything in this letter agreement to the contrary, any compensation or benefit payable under this letter agreement upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefit shall not be paid, or, in the case of installments, shall not commence payment, until the 30th day following your Separation from Service (the “First Payment Date”). Any payments that would have been made to you during the 30 day period immediately following your Separation from Service but for the preceding sentence will be paid to you on the Company’s first ordinary payroll payday that follows the First Payment Date and the remaining payments will be made as provided in this letter agreement.

(c) Notwithstanding anything in this letter agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits will not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death. On the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence will be paid in a lump sum to you (or your estate), and any remaining payments due to you under this letter agreement will be paid as otherwise provided herein.

(d) To the extent that any reimbursements under this letter agreement are subject to Section 409A, any such reimbursements payable to you will be paid no later than December 31 of the year following the year in which the expense was incurred and provided that you submit your reimbursement request promptly following the date the expense is incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your right to reimbursement under this letter agreement will not be subject to liquidation or exchange for another benefit.

(e) Your right to receive any installment payments under this letter agreement will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder will be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

7. Miscellaneous. All payments hereunder will be subject to any tax withholding required by law. This letter agreement constitutes the complete agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This letter agreement may not be amended, modified or terminated except by an instrument in writing, signed by you and an authorized officer of the Company. Any waiver of any compliance with any provision of this letter agreement shall not operate as a waiver of, or estoppel with respect to, any other or subsequent non-compliance. This letter agreement will be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws principles that would result in the application of the laws of another state, and may be executed in counterparts, each of which shall deemed an original and all of which together will constitute one and the same instrument.

Please indicate your acceptance of and agreement to the foregoing terms by returning a countersigned copy of this letter to me. We look forward to your continued contributions to the success of the Company.

Sincerely,

ContraFect Corporation

By:	/s/ Michael J. Otto, Ph.D.
Name: Michael J. Otto, Ph.D.
Title: Chairman of the Compensation Committee of the Board of Directors

Accepted and agreed:

/s/ Steven C. Gilman, Ph.D.
Steven C. Gilman, Ph.D.